Exhibit 10.15

SUPPLEMENT TO THE TERADYNE, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended as of January 1, 2019)

DANISH SECTION

Preamble

The purpose of this Supplement (the “Supplement”) to the Teradyne, Inc. 1996 Employee Stock Purchase Plan (the “Plan”), as amended, modified or restated (the Plan as modified by this Supplement in accordance with the terms hereof, the “Danish Subplan”), is to allow Teradyne, Inc. (the “Company”) to grant an option to purchase shares of the Company’s Common Stock at a discount to certain employees and officers of its Danish subsidiaries, (“Teradyne Denmark Subsidiaries”) in a manner that will comply with certain conditions set forth in the Danish Share Option Act (aktieoptionsoloven) as amended on 6 December 2018 and effective 1 January 2019 (“Danish Share Option Act”). Capitalized terms used herein but not elsewhere defined shall have the same meanings as those in the Plan. Unless as set forth herein, all of the terms of the Plan shall apply to grants under this Danish Subplan.

This Danish Subplan was authorized and approved by an officer of the Company on December 4, 2019, pursuant to authority delegated to such officer by the Compensation Committee of the Board of Directors (the “Committee”). The Danish Subplan is a new equity incentive scheme designed to comply with the Danish Share Option Act.

Eligibility

Only employees and officers of Teradyne Denmark Subsidiaries are eligible to receive options to purchase shares of Common Stock under this Danish Subplan.

Effect of Termination of Employment

The right to purchase shares under this Danish Subplan will terminate upon termination of employment, except in the event of termination due to a lay off or retirement during the last three months of a Payment Period (as set forth in Article 14 of the Plan).

In all other circumstances, the right to purchase shares will terminate as of the date of termination of employment. For purposes of participation in the Plan, a participant’s status as an employee will be considered terminated as of the date the participant is no longer actively providing services to Teradyne Denmark Subsidiaries (regardless of the reason for such termination or the terms of the participant’s employment agreement, if any) and will not be extended by any notice period (e.g., the participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Danish employment laws or the terms of the participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the participant is no longer actively providing services for purposes of participation in the Plan(including whether the participant may still be considered to be providing services while on a leave of absence).

A participant’s employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days or, in the case of an employee, if longer, any period during which the participant’s right to reemployment is guaranteed by Danish law. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment, provided that such written approval contractually obligates Teradyne Denmark Subsidiaries to continue the employment of the participant after the approved period of absence.

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